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                        LIBERTY FINANCIAL COMPANIES, INC.

                 EXHIBIT 12 - Statement re Computation of Ratios
                                ($ in thousands)

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                                 Three Months Ended        Nine Months Ended
                                    September 30             September 30
                                ----------------------   ----------------------
                                   1996       1995         1996        1995
                                ----------- ----------   ----------  ----------
Earnings:
   Pretax income                   $36,402    $32,689     $106,730     $83,244
   Add fixed charges:
     Interest on indebtedness        4,930      4,682       14,986      11,451
     Portion of rent  representing
      the interest factor            1,074      1,168        3,220       3,007
     Preferred stock dividends         236        236          707         490
     Accretion to face value
     of redeemable convertible
      preferred stock                  197        197          590         395
                                  --------   --------     --------     -------
     Income as adjusted            $42,839    $38,972     $126,233     $98,587
                                  ========   ========     ========     =======
Fixed charges:

   Interest on indebtedness         $4,930     $4,682      $14,986     $11,451
   Portion of rent representing
    the interest factor              1,074      1,168        3,220       3,007
   Preferred stock dividends           236        236          707         490
   Accretion to face value of
   redeemable convertible preferred
    stock                              197        197          590         395
                                  --------   --------     --------    --------
   Total fixed charges              $6,437     $6,283      $19,503     $15,343
                                  ========   ========     ========    ========

Ratio of earnings to fixed
 charges                              6.66 x     6.20 x       6.47 x      6.43 x
                                  ========   ========     ========    ========

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